Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.
Registration Statement (Form S-3 No. 333-264987) of Impel Pharmaceuticals Inc.,
2.
Registration Statement (Form S-8 No. 333-263959) pertaining to the 2021 Equity Incentive Plan and 2021 Employee Stock Purchase Plan of Impel Pharmaceuticals Inc., and
3.
Registration Statement (Form S-8 No. 333-255487) pertaining to the 2021 Equity Incentive Plan, 2021 Employee Stock Purchase Plan, 2018 Equity Incentive Plan, and 2008 Equity Incentive Plan of Impel Pharmaceuticals Inc.;

of our report dated March 27, 2023, with respect to the consolidated financial statements of Impel Pharmaceuticals Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2022.

/s/ Ernst & Young LLP

Seattle, Washington

March 27, 2023